Exhibit 10.6

RESTRICTED STOCK UNIT AWARD AGREEMENT

Towers, Perrin, Forster & Crosby, Inc. Restricted Stock Unit Plan

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of this __ day of _____, 2009, between Towers, Perrin, Forster & Crosby, Inc., a Pennsylvania corporation (the “Company”), and ____________________ (the “Participant”), pursuant to the terms of the Towers, Perrin, Forster & Crosby, Inc. Restricted Stock Unit Plan (the “Plan”). Capitalized terms that are used herein but are not defined shall have the meanings set forth in the Plan.

Section 1. RSU Award.

(a) Grant of RSUs. The Company hereby grants to the Participant, on the terms and conditions hereinafter set forth, an award of [            ] restricted stock units (subject to adjustment pursuant to Section 4 hereof) of the Company (“RSUs”), each of which is a notional unit representing a contingent right to receive a Transaction Award in the event of a Change in Control, as described more fully in Section 2(a) hereof. RSUs represent a contingent, unfunded and unsecured obligation of the Company. As a condition to receiving an award of RSUs, the Participant shall execute and deliver this Agreement to the Company on or before November 30, 2009. In the event that the Participant fails to properly execute and deliver this Agreement to the Company by November 30, 2009, then as of such time all of the Participant’s rights with respect to the award of RSUs shall terminate and the entire award shall be deemed forfeited.

(b) Payment of RSUs. Upon a Change in Control, all RSUs awarded hereunder shall be converted into a Transaction Award in one or more of the following forms, as determined by the Board in its sole discretion: (i) shares of restricted stock of the Parent Company, (ii) restricted stock units with respect to the stock of the Parent Company, (iii) cash or the deferred right to receive cash, (iv) a contingent right to receive shares of stock of the Parent Company as described in Annex A to the Plan, or (v) other rights issued by the Parent Company, in each case subject to terms and conditions specified by the Board in its sole discretion and consistent with the purpose of the Plan. The number of shares, units or other rights that comprise the Transaction Awards shall be determined based on the consideration received by shareholders of the Company in exchange for Company Stock in the Change in Control transaction, as determined by the Board in its sole discretion. In the event that the Company becomes the Parent Company in connection with the applicable Change in Control, such shares of stock, units or other rights may include or be made with respect to shares of Company Stock. In the event that that the Merger Agreement is consummated pursuant to its terms, the Transaction Awards will be in the form provided and based on the final exchange ratio applicable to the conversion of Company common stock, as set forth in the Merger Agreement, subject to adjustment as set forth in the Merger Agreement and Section 4 hereof.

(c) Termination of RSUs. The Participant’s RSUs shall automatically expire upon the first to occur of (i) the date of termination of the Participant’s employment with the Company or any of its subsidiaries for any reason and at any time prior to a Change in Control, (ii) the termination of the Merger Agreement pursuant to its terms, or (iii) the issuance of a Transaction Award to the Participant.

(d) Limitation of Rights. None of the RSUs held by the Participant may be directly or indirectly sold, assigned, pledged, hypothecated, transferred or otherwise disposed of by the Participant, except that RSUs shall be exchanged for the Transaction Award upon or following a Change in Control. The Participant shall not have any voting, dividend or other rights of a shareholder of the Company by virtue of holding RSUs. The award of RSUs hereunder shall not be deemed the grant of a property interest in any assets of the Company. The rights of the Participant to benefits under the Plan shall be solely those of a contingent, general unsecured creditor of the Company. The award of RSUs hereunder shall not be construed as giving the Participant the right to continued employment with the Company or, in the event of a Change in Control, the Parent Company or any of its subsidiaries.

Section 2. Transaction Award.

(a) Terms of Transaction Award. The amount and terms of the Transaction Award to be received by the Participant shall be specified in a Transaction Award Agreement. The Participant shall not be entitled to a Transaction Award or any portion thereof unless and until a Change in Control occurs and he or she executes and delivers to the Company a Transaction Award Agreement and such additional documentation (which may include, among other things, a restrictive covenant agreement) as the Board may require in its sole discretion (collectively, the “Transaction Award Documents”). The Transaction Award Agreement shall be effective as of the consummation of the underlying Change in Control, and all Transaction Award Documents may be in such form and include such provisions as the Board deems reasonably necessary or appropriate in its sole discretion, including, without limitation, provisions relating to the vesting, transfer restrictions, forfeiture and payment of the Transaction Award. In addition, to the extent applicable, the Participant shall be required to acknowledge in the Transaction Award Agreement that all Expiring Awards held by the Participant were terminated pursuant to their terms upon the Change in Control and/or have been cancelled and are of no further force or effect. In the event that the Participant fails to properly execute and deliver the Transaction Award Documents in the manner requested by the Board by the earlier of (i) 60 days after the Change in Control to which the underlying Transaction Award relates and (ii) termination of the Participant’s employment with the Parent Company and its Subsidiaries, then as of such time all of the Participant’s rights with respect to the Transaction Award shall terminate and the entire Transaction Award shall be deemed forfeited pursuant to the forfeiture provisions set forth in the Transaction Award Agreement, as if such Participant voluntarily terminated his or her employment with the Parent Company and its Subsidiaries at such time.

(b) Vesting Restrictions. The Transaction Award to be received by the Participant upon settlement of his or her RSUs will generally vest, subject to the continued employment of the Participant with the Parent Company or any of its subsidiaries, at a rate of one-third of the Transaction Award on each of the first three (3) anniversaries of the Change in Control or such other date as determined by the Board in its sole discretion, subject to such exceptions and acceleration provisions as may, in the sole discretion of the Board, be set forth in the Transaction Award Agreement.

(c) Withholding. The Transaction Award shall be paid to the Participant after deduction of any applicable withholding taxes at the times and in the amounts required pursuant to applicable law as determined by the Board. In lieu of the foregoing, the Board may allow the Participant to pay the withholding taxes to the Company in cash or such other form as approved by the Board. In the event that the Transaction Award is paid in the form of Parent Company securities, the foregoing determinations shall be made by the Parent Company Board.

Section 3. Section 280G Limitation (for U.S. taxpayers). If the Company’s independent accountants reasonably believe that the value of the Transaction Award to be paid to the Participant pursuant to the RSUs issued under this Agreement, together with any other payments to or benefits of the Participant, would result in a loss of a deduction by the Company pursuant to Section 280G of the Code, the Company shall reduce the number of shares of restricted stock or other rights to be issued pursuant to the Transaction Award to a level that the Company’s independent accountants believe will cause the Transaction Award to be fully deductible by the Company for federal income tax purposes. In addition, the Participant agrees that the Participant is not entitled to receive from the Company any portion of the Transaction Award that is later determined by the Internal Revenue Service not to be deductible by the Company pursuant to Section 280G of the Code, and the Participant will repay to the Company, within five (5) days after demand therefore by the Company, the amount determined by the Company to be necessary to be repaid so that the portion of the Transaction Award retained by the Participant will be fully deductible by the Company for federal income tax purposes. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).

Section 4. RSU Adjustment. In the event that a Change in Control results from the consummation of the Merger Agreement, the number of shares of restricted Parent Company Stock that comprise the Transaction Award with respect to each RSU shall be increased or decreased, pro rata for each Participant based on the number of RSUs that he or she holds, as necessary to ensure that the aggregate number of shares of restricted Parent Company Stock received by all Participants with respect to their RSUs equals (x) ten percent (10%) of the aggregate number of shares of Parent Company Stock received by all Participants and holders of Company Stock in such transaction minus (y) the aggregate number of shares of Parent Company Stock to be received in such transaction by Dollar-Denominated Award Holders.

Section 5. Construction. This Agreement and the award hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the RSUs hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon the Participant.

Section 6. Legend on Certificates. In the event that the Transaction Award or any portion thereof is issued in the form of shares of stock or other securities of Parent Company, the Parent Company shall be entitled to legend any certificate representing such stock or securities to expressly condition any sale or other transfer thereof upon compliance with applicable federal and state securities laws and regulations and compliance with transfer restrictions contained in the relevant Transaction Award Agreement.

Section 7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of the Participant and the successors of the Parent Company.

Section 9. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

Section 10. Governing Law; Venue; Waiver of Jury Trial. This Agreement and all rights and obligations of the parties hereunder shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the choice of law provisions thereof. The parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the U.S. federal and state courts of competent jurisdiction located in Philadelphia County, Pennsylvania and any appellate court from any such court, for the resolution of any disputes, actions, suits or proceedings arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding relating thereto except in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable laws, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING REGARDING THIS AGREEMENT OR ANY PROVISION HEREOF.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date first above written.

TOWERS, PERRIN, FORSTER & CROSBY, INC.

By:
Name: Title:

PARTICIPANT

Signature of Participant

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